UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

(Rule 14-101)

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

(Amendment No.     )

Check the appropriate box:

☑	Preliminary information statement.

☐	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2)).

☐	Definitive information statement.

ENTORIAN TECHNOLOGIES INC.

(Name of Registrant as Specified In Its Charter)

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☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:

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NOTICE OF ACTION TAKEN PURSUANT TO

WRITTEN CONSENT OF STOCKHOLDERS

4030 W. Braker Lane, Bldg. 2-100

Austin, Texas 78759

DATE FIRST MAILED TO STOCKHOLDERS: October     , 2009

This Information Statement is available on the Internet

and may be viewed at www.entorian.com under Investor Relations.

To the Stockholders of Entorian Technologies Inc.:

This Notice and the accompanying Information Statement are being furnished to the stockholders of Entorian Technologies Inc., a Delaware corporation (“we,” “us” or the “Company”), in connection with action taken by the holders of a majority of the issued and outstanding voting securities of the Company, approving: (1) a 1-for-12 reverse stock split of the Company’s issued and outstanding common stock, and (2) the merger of Staktek Corporation, Entorian GP LLC, Entorian LP LLC and Entorian Technologies L.P., each of which the Company wholly owns (collectively, the “Affiliated Entities”), with and into Entorian Technologies Inc.

On July 21, 2008, we received a letter from The NASDAQ Stock Market notifying us that for the 30 consecutive business days preceding the date of the letter, the bid price of our common stock had closed below the $1.00 per share requirement for continued inclusion on The NASDAQ Global Market pursuant to NASDAQ Marketplace Rule 4450(a)(5). In accordance with NASDAQ Marketplace Rule 4450(e)(2), we had 180 calendar days from the date of the NASDAQ letter, or until January 20, 2009, to regain compliance. To regain compliance, the closing bid price of our common stock must meet or exceed $1.00 per share for a minimum of ten consecutive business days. NASDAQ suspended compliance with the minimum bid price rule, and as a result, we now have until November 4, 2009, to comply with this requirement. We are effecting the 1-for-12 reverse stock split to comply with this NASDAQ requirement.

In addition, we are planning to simplify our corporate structure by merging the Affiliated Entities with and into Entorian Technologies Inc. Our original corporate structure was selected as a result of the Texas franchise tax laws in effect at that time. The Texas legislature changed its franchise tax laws in 2006, eliminating certain benefits to us by having a partnership structure and as a result, we are planning to simplify our corporate structure by merging the Affiliated Entities into the Company.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Your vote or consent is not requested or required to approve these matters. The accompanying Information Statement is provided solely for your information. The accompanying Information Statement also serves as the notice required by Section 228 of the Delaware General Corporation Law of the taking of a corporate action without a meeting by less than unanimous written consent of the Company’s stockholders. The reverse stock split will become effective 20 days after mailing this Information Statement and the mergers will be effected in 2009.

By order of the Board of Directors,

/s/ Stephanie Lucie

Stephanie Lucie

SVP, General Counsel and Corporate Secretary

Austin, Texas

October    , 2009

INFORMATION STATEMENT

OF

ENTORIAN TECHNOLOGIES INC.

4030 W. Braker Lane, Bldg. 2-100

Austin, Texas 78759

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

The actions described in this Information Statement have already been approved by our majority stockholders.

A vote of the remaining stockholders is not necessary.

This Information Statement is available on the Internet

and may be viewed at www.entorian.com under Investor Relations.

General

This Information Statement is being furnished by Entorian Technologies Inc., a Delaware corporation (“we,” “our,” “us,” “Entorian” or the “Company”), in connection with action taken by the holders of a majority of the Company’s issued and outstanding voting securities, approving (1) by written consent effective 23, 2009, a 1-for-12 reverse stock split of the Company’s issued and outstanding common stock (the “Reverse Stock Split”) and (2) the merger of Staktek Corporation, Entorian GP LLC, Entorian LP LLC and Entorian Technologies L.P., each of which the Company wholly owns (collectively, the “Affiliated Entities”), with and into Entorian Technologies Inc. (the “Mergers”).

We are providing this Information Statement pursuant to the requirements of Rule 14c-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to holders of our common stock entitled to vote or give an authorization or consent in regard to the matters acted upon by written consent. This Information Statement is for informational purposes only, and you need not take any further action in connection with this Information Statement.

This Information Statement is being mailed on or about October     , 2009 to our stockholders of record as of September 23, 2009 (the “Record Date”). Under federal law governing the taking of stockholder action by written consent, stockholder approval of the Reverse Stock Split will be deemed effective 20 days after the mailing of this Information Statement to our stockholders.

Our principal executive offices are located at 4030 W. Braker Lane, Bldg. 2-100, Austin, Texas 78759, and our telephone number is (512) 334-0111.

The Action by Written Consent

Effective September 23, 2009, Austin Ventures VII, L.P. and Austin Ventures VIII, L.P. (together, “Austin Ventures”), which, as of this date, beneficially owned an aggregate of approximately 79% of our common stock, delivered to us an executed written consent of stockholders with respect to the Reverse Stock Split and the Mergers (the “Written Consent”). No payment was made to any person or entity in consideration of their executing the Written Consent. Our Board of Directors also approved the Reverse Stock Split and the Mergers.

Voting and Vote Required

We are not seeking consent, authorizations or proxies from you. Section 228 of the Delaware General Corporation Law (“Section 228”) provides that the written consent of the holders of outstanding shares of voting capital stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for a meeting. Approval of at least a majority of the outstanding voting power of the shares of our common stock present and voting on the matter at a meeting would be required to approve the Reverse Stock Split and the Mergers.

As of the close of business on the Record Date, we had             shares of common stock outstanding and entitled to vote on the matters acted upon in the Written Consent. Each share of common stock outstanding as of the close of business on the Record Date is entitled to one vote. On the Record Date, Austin Ventures, together with its affiliates, beneficially owned, directly and indirectly, 39,053,088 shares, or approximately 79%, of our common stock. Accordingly, the action by Written Consent executed by Austin Ventures pursuant to Section 228 is sufficient to approve the Reverse Stock Split and requires no further stockholder action.

Notice Pursuant to Section 228

Pursuant to Section 228, we are required to provide notice of taking a corporate action by written consent to the Company’s stockholders who have not consented in writing to such action. This Information Statement serves as the notice required by Section 228.

Dissenters’ Rights of Appraisal

The Delaware General Corporation Law does not provide dissenters’ rights of appraisal to the Company’s stockholders in connection with the matters approved by the Written Consent.

Householding of Stockholder Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” stockholder materials, such as proxy statements, information statements and annual reports. This means that only one copy of this Information Statement may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of this Information Statement to you if you write or call the Company at the following addresses or telephone numbers: General Counsel, Entorian Technologies Inc., 4030 W. Braker Lane, Bldg. 2-100, Austin, Texas 78759, (512) 334-0111, or Shelton Investor Relations at (972) 385-0286 and www.investors@entorian.com. If you want to receive separate copies of stockholder materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact Entorian or Shelton Investor Relations at the respective addresses and telephone numbers set forth above.

Reason for Reverse Stock Split

On July 21, 2008, we received a letter from The NASDAQ Stock Market notifying us that for the 30 consecutive business days preceding the date of the letter, the bid price of our common stock had closed below the $1.00 per share requirement for continued inclusion on The NASDAQ Global Market pursuant to NASDAQ Marketplace Rule 4450(a)(5). In accordance with NASDAQ Marketplace Rule 4450(e)(2), we had 180 calendar days from the date of the NASDAQ letter, or until January 20, 2009, to regain compliance. To regain compliance, the closing bid price of our common stock must meet or exceed $1.00 per share for a minimum of ten consecutive business days. NASDAQ has temporarily suspended compliance with the minimum bid price rule, and as a result, we now have until November 4, 2009, to comply with this requirement. We are effecting the Reverse Stock Split to comply with this NASDAQ requirement.

Material Terms of the 1-for-12 Reverse Stock Split

The immediate effect of the Reverse Stock Split will be to reduce the total number of outstanding shares of the Company’s common stock from approximately 47 million to approximately 4 million shares currently issued and outstanding. The Reverse Stock Split will affect all of the holders of the Company’s common stock uniformly and will not affect any stockholder’s percentage ownership interest in the Company or proportionate voting power, except for insignificant changes that will result from cashing out fractional shares.

The Reverse Stock Split will become effective on a date not less than 20 calendar days after we mail this Information Statement to our record stockholders. Under applicable federal securities laws, the Reverse Stock Split cannot be effective until at least 20 calendar days after the mailing date.

No fractional shares will be issued for any fractional share interest created by the Reverse Split. Stockholders who would otherwise receive a fractional share of Entorian Technologies common stock will be entitled to receive an equivalent amount of cash in lieu of fractional shares.

All share certificates that are in existence after the Reverse Stock Split representing issued and outstanding shares of common stock of the Company, shall, until surrendered to the Company’s transfer agent for cancellation, represent one share of the Company’s common stock for each 12 shares previously specified. If you are a stockholder and wish to acquire a certificate reflecting the Reverse Stock Split, you may do so by surrendering your certificate to the Company’s transfer agent with a request for a replacement certificate. The new certificate will reflect the 1-for-12 Reverse Stock Split. The Company’s transfer agent is Computershare, 250 Royall Street, Canton, MA 02021, phone: 800-962-4284, and www.computershare.com.

Reasons for the Mergers

In addition, we are planning to simplify our corporate structure by merging the Affiliated Entities (each of which we wholly own) with and into Entorian Technologies Inc. Our original corporate structure was selected as a result of the Texas franchise tax laws in effect at that time. The Texas legislature changed its franchise tax laws in 2006, eliminating certain benefits to us by having a partnership structure and as a result, we are planning to simplify our corporate structure by merging the Affiliated Entities into the Company. There will be no material change in the Texas franchise taxes that we pay as a result of the Mergers. We plan to effect the mergers in 2009.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to the Company regarding the beneficial ownership of the Company’s common stock as of August 31, 2009 by (i) each person known to the Company to be a beneficial owner of more than 5% of the Company’s common stock; (ii) each director and executive officer of the Company; and (iii) all executive officers and directors of the Company as a group. Unless otherwise indicated in the footnotes, the beneficial owner has sole voting and investment power with respect to the securities beneficially owned, subject only to community property laws, if applicable.

Beneficial Owner	Number of Shares Owned(1)	Percent(2)
Austin Ventures (3)	39,053,088	79%
Joseph C. Aragona (4)	39,053,088	79
Stephan B. Godevais (5)	170,000	*
W. Kirk Patterson (6)	569,762	1
Stephanie A. Lucie (7)	518,902	1
A. Travis White (8)	252,500	*
Kevin P. Hegarty (9)	91,667	*
Joseph A. Marengi (10)	50,000	*
Clark W. Jernigan (11)	34,000	*
Martin J. Garvin (12)	31,250	*
Krishna Srinivasan	0	0
All current executive officers and directors as a group (10 persons)	40,771,169	87%

*	Less than 1% of the outstanding common stock

(1)	Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of options.
(2)	Percentage ownership is based on 46,761,102 shares of common stock issued and outstanding on August 31, 2009. Shares of common stock, which are currently exercisable or will become exercisable within 60 days after August 31, 2009, are deemed outstanding for computing the percentage of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person or group.
(3)	Includes 18,186,278 shares of our common stock held by Austin Ventures VII, L.P., 18,295,721 shares of our common stock held by Austin Ventures VIII, L.P. and 2,571,089 shares of common stock that may be acquired by Austin Ventures VIII, L.P. pursuant to the conversion of the principal amount of the convertible notes. The sole general partner of Austin Ventures VII, L.P. is AV Partners VII, L.P. The general partners of AV Partners VII, L.P. are Mr. Aragona, Kenneth P. DeAngelis, John D. Thornton and Blaine F. Wesner. The sole general partner of Austin Ventures VIII, L.P. is AV Partners VIII, L.P. The general partners of AV Partners VIII, L.P. are Mr. Aragona, Kenneth P. DeAngelis, Christopher A. Pacitti, John D. Thornton and Blaine F. Wesner. Each of Messrs. Aragona, DeAngelis, Pacitti, Thornton and Wesner disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. The address of both of these funds is 300 West 6th Street, Suite 2300, Austin, Texas 78701.
(4)	Includes 18,186,278 shares of our common stock held by Austin Ventures VII, L.P., 18,295,721 shares of our common stock held by Austin Ventures VIII, L.P. and 2,571,089 shares of common stock that may be acquired by Austin Ventures VIII, L.P. pursuant to the conversion of the principal amount of convertible notes. Mr. Aragona is a general partner of each of the sole general partners of Austin Ventures VII, L.P. and Austin Ventures VIII, L.P. and may be deemed to share voting and investment power with respect to all shares held by Austin Ventures VII, L.P. and Austin Ventures VIII, L.P. Mr. Aragona disclaims beneficial ownership of shares held by these funds except to the extent of his pecuniary interest therein.
(5)	Includes vested options and options that vest within the next 60 days.
(6)	Includes 18,573 shares of common stock owned, 550,132 vested options and options that vest within the next 60 days and 1,057 restricted stock units that vest in the next 60 days pursuant to his 2006 RSU grant on a net-issuance basis.
(7)	Includes 27,735 shares of common stock owned, 490,110 vested options and options that vest within the next 60 days and 1,057 restricted stock units that vest in the next 60 days pursuant to her 2006 RSU grant on a net-issuance basis.
(8)	Vested options and options that vest within the next 60 days.
(9)	Vested options and options that vest within the next 60 days.
(10)	Vested options and options that vest within the next 60 days.
(11)	Includes 12,810 shares of our common stock that are held by Mr. Jernigan as custodian for his three minor children under the Uniform Gifts to Minors Act. Mr. Jernigan disclaims beneficial ownership of these shares.
(12)	Vested options and options that vest within the next 60 days.
(13)	Vested options and options that vest within the next 60 days.

WHERE YOU CAN FIND

MORE INFORMATION

We are subject to the information and reporting requirements of the Exchange Act and in accordance with the Exchange Act, we file periodic reports, documents and other information with the SEC relating to our business, financial statements and other matters. These reports and other information may be inspected and are available for copying at the offices of the SEC, 450 Fifth Street, NW, Washington, DC 20549 or may be accessed on the SEC website at www.sec.gov.

Austin, Texas

October     , 2009